EXHIBIT 99.1

SCP POOL CORPORATION
REPORTS TWELFTH CONSECUTIVE YEAR OF RECORD RESULTS

26% EARNINGS PER SHARE INCREASE FOR THE YEAR

COVINGTON, La. (February 16, 2006) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record net sales and net income for 2005.

Earnings per share for 2005 increased 26% to $1.50 per diluted share on net income of $83.6 million, compared to $1.19 per diluted share on net income of $66.9 million last year.

Net sales for the year ended December 31, 2005 increased $241.8 million, or 18%, to $1.55 billion, compared to $1.31 billion in 2004. Base business sales growth of 14% contributed $180.4 million to the increase due primarily to the growth in the installed base of swimming pools, POOL’s execution of its sales and service programs and 32% growth in complementary product sales. The remaining increase in net sales is attributable to acquired service centers, including the Horizon branches acquired in October 2005.

Gross profit for the year ended December 31, 2005 increased $61.6 million, or 17%, to $432.4 million from $370.8 million in 2004. This increase is primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) decreased 40 basis points to 27.9% in 2005 from 28.3% in 2004. The decline in gross margin is attributable to the divestiture of POOL’s North American manufacturing assets and unprecedented levels of price increases, which have been generally passed on, but on a dollar per unit basis instead of on a percentage basis.

Operating expenses in 2005 increased $35.0 million, or 14%, to $292.2 million from $257.2 million in 2004. Operating expenses as a percentage of net sales decreased to 18.8% in 2005 from 19.6% in 2004.

Operating income increased $26.7 million, or 24%, to $140.3 million in 2005 from $113.6 million in 2004. Operating income as a percentage of net sales (operating margin) increased 30 basis points to 9.0% in 2005 from 8.7% in 2004. EBITDA (as defined in the addendum) increased 23% to $152.3 million in 2005 from $123.9 million in 2004.

Cash provided by operations was $38.1 million, compared to cash from operations of $56.4 million in 2004. The decrease in 2005 cash from operations is the result of the Company’s pre-price increase purchases and participation in vendor payment incentives for early buy purchases received and paid for in the fourth quarter, partially offset by the deferral of third and fourth quarter 2005 estimated federal tax payments and higher net income. The Company expects that the pre-price increase purchases will mitigate the potential adverse gross margin impact of price increases through the supply chain.

“Building on our core strengths and continually executing our strategies for profitable growth have resulted in our twelfth consecutive record-breaking year. With strong organic growth at the sales, gross profit and operating income levels in 2005, including a solid fourth quarter performance, we are very optimistic about 2006. We believe that 2006 earnings per share will be in the range of $1.70 to $1.75 per diluted share, including the impact of expensing stock options,” commented Manuel Perez de la Mesa, President and CEO.

Pool Reports Record 2005 Results

February 16, 2006

In the fourth quarter of 2005, net sales increased $89.9 million, or 43%, to $299.8 million, compared to $209.9 million in the comparable 2004 period. This is due to base business sales growth of 20%, as well as the Horizon acquisition which accounted for a portion of the increase in net sales in the fourth quarter. Gross profit margin increased 90 basis points to 27.8% in the fourth quarter of 2005 from 26.9% for the same period last year. Operating income for the fourth quarter was $3.8 million, or 1.3% of net sales, compared to an operating loss of $3.6 million, or 1.7% of net sales in the same period last year. Additionally, mild weather provided a positive impact on results for the quarter. Earnings per share for the fourth quarter of 2005 were $0.00 on net income of $0.1 million, compared to a loss of $0.05 per share on a net loss of $2.7 million in the fourth quarter of 2004.

POOL also announced today that its Board of Directors has declared its regular quarterly cash dividend of $0.09 per share. The dividend will be payable on March 13, 2006 to holders of record on February 27, 2006.

At December 31, 2005, 201 service centers were included in the base business calculations, and 45 service centers, including the 40 Horizon service centers, were excluded because they were acquired or opened in new markets within the last 15 months.

SCP Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates over 240 service centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

       Craig K. Hubbard
       Treasurer
       985.801.5117
       craig.hubbard@poolcorp.com

Pool Reports Record 2005 Results

February 16, 2006

Consolidated Statements of Income

(Unaudited)	Three Months Ended		Year Ended
(In thousands, except per share data)	December 31,		December 31,
	2005	2004	2005	2004 (1)
Net sales	$299,791	$209,937	$1,552,659	$1,310,853
Cost of sales	216,580	153,533	1,120,211	940,019

Gross profit	83,211	56,404	432,448	370,834
Percent	27.8%	26.9%	27.9%	28.3%

Selling and administrative expenses	79,443	60,020	292,191	257,240

Operating income (loss)	3,768	(3,616)	140,257	113,594
Percent	1.3%	(1.7)%	9.0%	8.7%

Interest expense, net	2,118	882	6,434	3,855

Income (loss) before income taxes and equity earnings	1,650	(4,498)	133,823	109,739
Provision (benefit) for income taxes	637	(1,754)	51,669	42,798
Equity (loss) earnings in unconsolidated interests, net	(905)	--	1,467	--

Net income (loss)	$108	$(2,744)	$83,621	$66,941

Earnings (loss) per share:
Basic	$0.00	$(0.05)	$1.59	$1.27
Diluted	$0.00	$(0.05)	$1.50	$1.19

Weighted average shares outstanding:
Basic	52,308	52,179	52,445	52,838
Diluted	55,328	52,179	55,634	56,139

Cash dividends declared per common share	$0.09	$0.07	$0.34	$0.20

      (1) Audited

Pool Reports Record 2005 Results

February 16, 2006

Condensed Consolidated Balance Sheets

(In thousands)	December 31,
	2005	2004
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$26,866	$21,762
Receivables, net	42,809	33,887
Receivables pledged under receivables facility	98,976	63,702
Product inventories, net	330,575	195,787
Prepaid expenses	5,190	6,057
Deferred income taxes	7,977	2,340

Total current assets	512,393	323,535

Property and equipment, net	25,598	18,595
Goodwill	139,546	104,684
Other intangible assets, net	22,838	12,620
Equity interest investments	29,907	18,616
Other assets, net	6,354	2,816

Total assets	$736,636	$480,866

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$174,170	$113,114
Accrued and other current liabilities	76,645	38,287
Short-term financing	65,657	42,595
Current portion of other long-term liabilities	1,350	1,350

Total current liabilities	317,822	195,346

Deferred income taxes	14,600	11,625
Long-term debt	129,100	50,420
Other long-term liabilities	2,134	3,140

Total liabilities	463,656	260,531

Total stockholders' equity	272,980	220,335

Total liabilities and stockholders' equity	$736,636	$480,866

1.

Trade accounts receivable, net of the related allowance for doubtful accounts, and inventory, net of the related reserve for obsolescence, attributable to the Horizon acquisition at December 31, 2005, were $23.2 million and $29.4 million, respectively.

2.

The allowance for doubtful accounts was $4.2 million at December 31, 2005 and $3.1 million at December 31, 2004. Days sales outstanding (DSO) was 33.6 days at December 31, 2005 compared to 33.4 days at December 31, 2004.

3.

The inventory reserve was $3.9 million at December 2005 and $3.1 million at December 2004. The slowest moving class of inventory as a percentage of total inventory decreased to 1.3% at December 31, 2005 from 1.7% at December 31, 2004.

Pool Reports Record 2005 Results

February 16, 2006

Condensed Consolidated Statements of Cash Flows

(In thousands)	Year Ended December 31,
	2005	2004
	(Unaudited)	(Audited)
Operating activities
Net income	$83,621	$66,941
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,410	5,895
Amortization	4,388	4,758
Equity earnings in unconsolidated investments	(2,386)	--
Other	(5,180)	(79)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(13,394)	(12,879)
Product inventories	(103,579)	(2,681)
Accounts payable	41,932	(6,880)
Other	27,273	1,360

Net cash provided by operating activities	38,085	56,435

Investing activities
Acquisition of businesses, net of cash acquired	(89,963)	(644)
Equity interest investment	(3,539)	(6,961)
Purchase of property and equipment, net of sale proceeds	(8,361)	(6,063)

Net cash used in investing activities	(101,863)	(13,668)

Financing activities
Proceeds from revolving line of credit	364,383	340,104
Payments on revolving line of credit	(345,703)	(328,584)
Proceeds from asset-backed financing	67,133	66,522
Payments on asset-backed financing	(44,071)	(66,345)
Proceeds from other long-term debt	60,000	--
Payments on other long-term debt	(1,350)	(2,023)
Payment of deferred financing costs	(243)	(483)
Issuance of common stock under stock option plans	19,322	6,917
Payment of cash dividends	(17,862)	(10,706)
Purchase of treasury stock	(32,091)	(40,823)

Net cash provided by (used in) financing activities	69,518	(35,421)

Effect of exchange rate changes on cash	(636)	1,604

Increase in cash and cash equivalents	5,104	8,950
Cash and cash equivalents at beginning of year	21,762	12,812

Cash and cash equivalents at end of year	$26,866	$21,762

Pool Reports Record 2005 Results

February 16, 2006

Addendum

(Unaudited)	Base Business		Acquired and Divested		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2005	2004	2005	2004	2005	2004
Net sales	$248,715	$208,031	$51,076	$1,906	$299,791	$209,937

Gross profit	68,020	56,156	15,191	248	83,211	56,404
Gross margin	27.3%	27.0%	29.7%	13.0%	27.8%	26.9%

Selling and operating expenses	64,394	57,805	15,049	2,215	79,443	60,020
Expenses as a % of net sales	25.9%	27.8%	29.5%	116.2%	26.5%	28.6%

Operating income (loss)	3,626	(1,650)	142	(1,966)	3,768	(3,616)
Operating income (loss) margin	1.5%	(0.8)%	0.3%	(103.1)%	1.3%	(1.7)%

(Unaudited)	Base Business		Acquired and Divested		Total
(In thousands)	Twelve Months		Twelve Months		Twelve Months
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2005	2004	2005	2004	2005	2004
Net sales	$1,479,746	$1,299,399	$72,913	$11,454	$1,552,659	$1,310,853

Gross profit	410,721	362,786	21,727	8,048	432,448	370,834
Gross margin	27.8%	27.9%	29.8%	70.3%	27.9%	28.3%

Selling and operating expenses	270,878	248,310	21,313	8,930	292,191	257,240
Expenses as a % of net sales	18.3%	19.1%	29.2%	78.0%	18.8%	19.6%

Operating income (loss)	139,843	114,476	414	(882)	140,257	113,594
Operating income (loss) margin	9.5%	8.8%	0.6%	(7.7)%	9.0%	8.7%

We exclude the following service centers from base business for 15 months:

•	acquired service centers;
•	service centers divested or consolidated with acquired service centers; and
•	new service centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired service centers on the basis of acquired service center net sales as a percentage of total net sales.

Pool Reports Record 2005 Results

February 16, 2006

The effect of service center acquisitions and divestitures in the tables above includes the operations of the following:

•	B&B s.r.l (Busatta) - October through December 2005
•	Direct Replacements, Inc. - October through December 2005
•	Horizon Distributors, Inc. - October through December 2005
•	Pool Tech Distributors, Inc. - January through December 2005
•	SCP Pool Distributors Spain, S.L. - January 2005 and January 2004
•	Les Industries R.P. Inc. and Fort Wayne manufacturing - January through December 2004

EBITDA, as discussed above, is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Year Ended
(In thousands)	December 31,
	2005	2004
Net income	$83,621	$66,941
Add:
Interest expense, net	6,434	3,855
Provision for income taxes	51,669	42,798
Income taxes on equity earnings	919	--
Depreciation	5,410	5,895
Amortization (1)	4,290	4,380

EBITDA	$152,343	$123,869

(1)	Excludes amortization included in interest expense, net